SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)

                         Blue Fish Clothing, Inc.
             --------------------------------------------------
                            (Name of Issuer)

                              Common Stock
             --------------------------------------------------
                      (Title of Class of Securities)

                               095480 10 9
             --------------------------------------------------
                             (CUSIP Number)

Check the following box if a fee is being paid with this statement /__/. A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------/                  /---------------------------
 CUSIP NO. 095480 10 9          /                  /  PAGE 2 OF 4 PAGES
           -----------          /                  /
--------------------------------/                  /---------------------------
-------------------------------------------------------------------------------
/ 1 /  NAME OF REPORTING PERSON
/   /  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
/   /
/   /  Jennifer Barclay
/   /
-------------------------------------------------------------------------------
/ 2 /  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
/   /
/   /                                                    (a)
/   /  Not Applicable                                    (b)
/   /
-------------------------------------------------------------------------------
/ 3 /  SEC USE ONLY
/   /
/   /
/   /
-------------------------------------------------------------------------------
/ 4 /  CITIZENSHIP OR PLACE OF ORGANIZATION
/   /
/   /  USA
/   /
-------------------------------------------------------------------------------
                          / 5 /  SOLE VOTING POWER            3,486,000 SHARES
      Number of           /---/------------------------------------------------
        Shares            / 6 /  SHARED VOTING POWER                  0 SHARES
     Beneficially         /---/------------------------------------------------
       Owned by           / 7 /  SOLE DISPOSITIVE POWER       3,486,000 SHARES
    Each Reporting        /---/------------------------------------------------
      Person With         / 8 /  SHARED DISPOSITIVE POWER             0 SHARES
                          /---/------------------------------------------------
-------------------------------------------------------------------------------
/ 9 /  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/   /
/   /              3,486,000 SHARES
-------------------------------------------------------------------------------
/ 10/  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
/   /
/   /              Not Applicable
-------------------------------------------------------------------------------
/ 11/  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/   /
/   /              75.9%
-------------------------------------------------------------------------------
/ 12/  TYPE OF REPORTING PERSON*
/   /
/   /              IN
-------------------------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. 1)

ITEM 1 (a)  Name of Issuer

            Blue Fish Clothing, Inc.

       (b)  Address of Issuer's Principal Executive Offices

            No. 3 Sixth Street, Frenchtown, NJ  08825
-------------------------------------------------------------------------------

ITEM 2 (a)  Name of Person Filing

            Jennifer Barclay

       (b)  Address of Principal Business Office or, if none, Residence

            No. 3 Sixth Street, Frenchtown, NJ  08825

       (c)  Citizenship

            USA

       (d)  Title of Class of Securities

            Common Stock

       (e)  CUSIP Number

            095480 10 9
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) or 13d-2(h), check whether the person filing is a:

         Not Applicable
-------------------------------------------------------------------------------

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned                      3,486,000 shares

         (b)  Percent of Class                               75.9%

         (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote:  3,486,000 shares
             (ii) Shared power to vote or to direct the vote:        0 shares
            (iii) Sole power to dispose of or to direct the
                  disposition of                             3,486,000 shares
             (iv) Shared power to dispose of or to direct the
                  disposition of                                     0 shares
------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable
------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable
------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable
------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable
------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable
------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of busi-ness and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 13, 1997
                                                -------------------------------
                                                            Date

                                                /s/ Jennifer Barclay
                                                -------------------------------
                                                          Signature

                                                Jennifer Barclay
                                                -------------------------------
                                                          Name/Title

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